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------
FORM 4
------                                          U.S. SECURITIES AND EXCHANGE COMMISSION
[ ] Check box if no longer                              WASHINGTON, DC 20549
    subject to Section 16. Form
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    continue. See Instruction 1(b).

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person(1)|2. Issuer Name and Ticker or Trading Symbol     |6. Relationship of Reporting Person
                                         |                                                 |      to Issuer (Check all applicable)
Yndestad       Kerry           R.        |   Tricord Systems, Inc.     TRCD                |           Director        10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)        (First)       (Middle)     | 3. IRS Identification |  4. Statement for       |       X   Officer (give title below)
                                         |    Number of          |     Month/Year          |     -----
                                         |    Reporting Person,  |                         |           Other (specify below)
                                         |    if an Entity       |                         |     -----
         12355 Cobblestone Ct.           |    (Voluntary)        |       July/00           |   VP Product Development
-----------------------------------------|                       |-------------------------|----------------------------------------
               (Street)                  |                       |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                         |                       |     Date of Original    |   X (Check applicable line)
                                         |                       |     (Month/Year)        |   -- Form Filed by One Reporting Person
Rosemont          MN             55068   |                       |                         |
-----------------------------------------|-------------------------------------------------|   -- Form Filed by More than One
 (City)         (State)          (Zip)   |                                                 |      Reporting Person
                                         |                                                 |
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                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security                  |2. Transaction| 3. Transaction|4. Securities Acquired (A)| 5. Amount of|6. Owner- |7. Nature
   (Instr. 3)                         |   Date       |    Code       |   or Disposed of (D)     | Securities  |   ship   | of
                                      |              |    (Instr. 8) |   (Instr. 3, 4 and 5)    | Beneficially| Form:    | Indirect
                                      |              |               |                          | Owned at End| Direct   | Bene-
                                      |              |---------------|--------------------------| of Month    | (D) or   | ficial
                                      |              |       |       |        | (A)  |          | (Instr. 3   | Indirect | Owner-
                                      |  (Month/Day/ |       |       |        |  or  |          |   and 4)    | (I)      | ship
                                      |   Year)      |  Code |  V    | Amount | (D)  |  Price   |             |(Instr. 4)|(Instr. 4)
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|----------|---------
Common Stock                          | 4/2/01       |   A*  |  V    | 3,205  |  A   | $4.68    |   7,205     |    D
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|----------|---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|----------|---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|----------|---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|----------|---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|----------|---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|----------|---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|----------|---------
*Shares of common stock acquired      |              |       |       |        |      |          |             |          |
under the Tricord System, Inc.        |              |       |       |        |      |          |             |          |
Employee Stock Purchase Plan in a     |              |       |       |        |      |          |             |          |
transaction exempt under Rule 16b3.   |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|----------|---------
                                      |              |       |       |        |      |          |             |          |
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-  | 5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action  |    Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code    |    Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |  (Month/ |(Instr. 8) |    quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   Day/   |           |    Disposed of (D)|    (Month/Day/ |                    |   Secur-
                        |    ative    |   Year)  |           |    (Instr. 3, 4,  |    Year)       |                    |   ity
                        |    Security |          |           |    and 5)         |                |                    |  (Instr. 5)
                        |             |          |           |                   |-------------------------------------|
                        |             |          |           |                   |Date   |Expira- |        | Amount or |
                        |             |          |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |          |  Code | V |   (A)   |   (D)   |cisable|Date    |        | Shares    |
------------------------|-------------|----------|-------|---|---------|---------|-------|--------|--------|-----------|------------
Employee Stock Option   |             |          |       |   |         |         |       |        | Common |           |
(right to buy)          |   $2.65     |  6/27/01 |   A   | V |  35,000 |         |   *   | 6/27/11| Stock  |  35,000   |
------------------------|-------------|----------|-------|---|---------|---------|-------|--------|--------|-----------|------------
Employee Stock Option   |             |          |       |   |         |         |       |        | Common |           |
(right to buy)          |   $3.00     |  4/4/01  |   A   | V |  25,000 |         |  **   | 4/4/11 | Stock  |  25,000   |
------------------------|-------------|----------|-------|---|---------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |   |         |         |       |        |        |           |
                        |             |          |       |   |         |         |       |        |        |           |
------------------------|-------------|----------|-------|---|---------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |   |         |         |       |        |        |           |
------------------------|-------------|----------|-------|---|---------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |   |         |         |       |        |        |           |
------------------------|-------------|----------|-------|---|---------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |   |         |         |       |        |        |           |
------------------------|-------------|----------|-------|---|---------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |   |         |         |       |        |        |           |
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9. Number of      |    10. Ownership       |       11. Nature of
   Derivative     |        Form of         |           Indirect
   Securities     |        Derivative      |           Beneficial
   Beneficially   |        Security:       |           Ownership
   Owned at End   |        Direct (D)      |           (Instr. 4)
   of Month       |        or Indirect (I) |
   (Instr. 4)     |        (Instr. 4)      |
------------------|------------------------|------------------------------
 310,000          |           D            |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
--------------------------------------------------------------------------
Explanation of Responses:
 *  Option becomes exercisable 25% 6 months after date of grant, and 75% in 18 equal installments thereafter.
**  Option becomes exercisable 25% 12 months after date of grant, and 75% in 36 equal installments thereafter.

                                                                                                /s/ Kerry R. Yndestad       8/10/01
                                                                                          --------------------------------  -------
                                                                                          Signature of Reporting Person(1)    Date

  (1)Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



  Note File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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                           (Print or Type Responses)